Exhibit 99.1

AITX’s RAD Announces SelectBlur, a Privacy-First Surveillance Video Processing Application

Detroit, Michigan, February 1, 2024 – Robotic Assistance Devices (RAD), a subsidiary of Artificial Intelligence Technology Solutions, Inc. (the “Company”) (OTCPK:AITX), is excited to announce the launch of ‘SelectBlur’, a standalone desktop application designed to enhance privacy and security when distributing and publicizing events captured on video. Set for immediate release, SelectBlur represents RAD’s commitment to innovative, privacy-centric solutions in the security and surveillance industry.

SelectBlur is a user-friendly application that allows clients to selectively blur faces in video footage, ensuring the privacy of individuals who are not the focus of the surveillance. The application supports almost any video format and operates entirely on the desktop, eliminating the need for cloud-based processing and thereby further enhancing the security of sensitive data.

One of the key features of SelectBlur is its ability to process videos quickly and securely, making it an ideal tool for distributing footage without compromising the privacy of uninvolved individuals. This capability is particularly crucial considering the wide availability of internet tools that can compromise anonymity by revealing identities from uploaded photos.

The development of SelectBlur was initiated by a suggestion from a prospective client navigating through RAD’s sales funnel, demonstrating RAD’s agility and responsiveness to market needs. This collaboration underscores RAD’s ability to not only meet, but anticipate client requirements, further enhancing its value proposition in the security sector.

“SelectBlur is a direct response to the evolving needs in the security landscape,” said Steve Reinharz, CEO of AITX. “In a world where privacy concerns are paramount, this application allows facility owners and law enforcement to publicly release video content responsibly and, in many cases, quickly. This helps protect individual privacy and reduce potential liability.”

Mark Folmer, President of RAD, added, “SelectBlur is more than just a software solution; it’s a testament to RAD’s commitment to addressing real-world security challenges. While we don’t anticipate it to be a major revenue driver, it adds significant value to our existing suite of analytics and security solutions.”

Pricing and additional details for SelectBlur are available through RAD’s dealer and distribution channel. The application is expected to attract new clients while providing added value to RAD’s existing customer base.

For in-depth details and to request pricing information, please email info@radsecurity.com or visit www.radsecurity.com.

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the $25 billion (US) security and guarding services industry through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

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Steve Reinharz

949-636-7060
@SteveReinharz